Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into as of the 14th day of April, 2008, by and between DEEPHAVEN MCF ACQUISITION LLC, a Delaware limited liability company ("Purchaser"), and NORTHERN OIL AND GAS, INC., a Nevada corporation ("Agent"). Each of Purchaser and Agent is referred to individually herein as a "Party" and collectively herein as the "Parties".

BACKGROUND

WHEREAS, Agent desires to act as Purchaser's agent from the date hereof and continuing until August 1, 2008 (the "Agency Period") to acquire oil, gas and mineral interests/leases for Purchaser in the area known as the Bakken Shale in Mountrail County, North Dakota (the "Designated Area") to be specifically described from time to time on an Exhibit 1, as agreed on by the Parties prior to the date hereof, and an Exhibit 2, as agreed on by the Parties subsequent to the date hereof, and which are reasonably satisfactory to the Purchaser, after it receives reasonable prior notice and information with regard thereto from Agent (the "Leases"), for a total consideration to be paid by Purchaser for such Leases not to exceed, in any event, Eight Million One Hundred Thousand Dollars ($8,100,000.00) in the aggregate; provided, however, that the Agency Period during which the Agent may purchase Leases for Purchaser may be extended with the written consent of both the Agent and the Purchaser.

In consideration of the representations, warranties, and covenants herein contained, and for such other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by each of the Parties hereto, the Parties, intending to be legally bound hereby, agree as follows:

1.           Definitions.  Set forth on the attached Exhibit 3 are various defined terms that are used in this Agreement, in addition to those terms which are defined elsewhere herein.  For the purposes of this Agreement, the capitalized words and phrases listed on Exhibit 3, when used in this Agreement, shall have the meanings set forth on Exhibit 3.

2.           Purchase and Sale.

(a)           Transferred Interests.

(i)           Initial Lease Group.  At the Initial Closing (as defined below), Purchaser agrees to purchase the Leases referenced on Exhibit 1 hereto ( the “Initial Lease Group”) in the Designated Area and, subject to the prior written approval of the Purchaser, in areas outside of the Designated Area, for consideration of Five Million One Hundred Thirty-Two Thousand Three Hundred Eighty-One Dollars and 50 Cents ($5,132,381.50) to be paid by Purchaser for such Initial Lease Group pursuant to the terms of this Agreement.

(ii)           Additional Leases.  During the Agency Period, Agent agrees to purchase Leases only in the Designated Area, in addition to the Initial Lease Group, which Additional Leases will be referenced on Exhibit 2 hereto as agreed on by the Parties subsequent to the date hereof (the “Additional Leases”), for Purchaser's benefit for consideration of up to Three Million Dollars ($3,000,000.00) pursuant to the terms of this Agreement.

 (iii)           All Leases must comply with the terms and conditions of this Agreement and Applicable Law at the time of each Closing.  At each Closing Agent will ensure that the title to such Leases, together with the Oil and Gas Interests represented thereby (together with the title to the Leases, collectively, the "Transferred Interests"), are put in the name of Purchaser and not Agent.  Agent further agrees to promptly record Purchaser's interest, at Agent's expense, in each such Lease as may be required by Applicable Law and in any such case in conformity with reasonable commercial practices.  Agent will use reasonable commercial practices in performing a title search of each Lease and property subject to a Lease, and will communicate any material issue or defect in the title to each such Lease or property known to Agent to Purchaser within a reasonable time prior to any Closing.  Purchaser's interest in the Leases, together with all Transferred Interests, shall be purchased by Agent in the same manner and with the same care as if such Leases were being purchased entirely for Agent's own account, so that the Purchaser has Good and Marketable Title to the Lease.  Agent further agrees to promptly record Purchaser's interest, at Agent's expense, in each such Lease as may be required by applicable Law and in any such case in conformity with reasonable commercial practices.

(b)           No Liabilities Assumed.  The Purchaser is not assuming any Liabilities of the Agent, including, without limitation, Liabilities which Agent has incurred while acting as the Agent of the Purchaser under this Agreement, or in conducting any of its other business and/or under the Leases for any time prior to expiration of the applicable Agent Option Periods granted to Agent in Section 5(a) below.

3.           Closing.  The purchase and sale of the Leases shall occur through one or more closings (each a "Closing") pursuant to the terms of this Section 3.  Each Closing shall take place at Agent’s principal office in Wayzata, Minnesota (each, on a "Closing Date").

(a)           Purchase Price.  Purchaser shall deliver to Agent at each Closing funds sufficient to purchase the Lease Groups designated for purchase at such Closing on Exhibit "1" or Exhibit "2", as applicable, which when paid shall be deemed the "Lease Group Purchase Price" under this Agreement, for any and all Lease Groups which are to be purchased in Purchaser's name at such Closing; provided, however, that Purchaser shall not be obligated to purchase any Lease at a Closing (v) for more than One Thousand and No/100ths Dollars ($1,000.00) per acre bonus consideration, (w) which is burdened by royalty and/or overriding royalty interest(s) aggregating more than twenty percent (20%), (x) which has a remaining term of less than four (4) years, and (y) which contains any unreasonable surface use restrictions that would materially impair the ability of the Purchaser to drill oil or gas wells.  The Lease Group Purchase Price shall be based on all of Agent's actual costs for acquiring the Leases in that Lease Group, including allocated field landman and allocated legal expense, for the acquisition of the Leases, without any mark-up or other adjustment.

(b)           Initial Closing.  The purchase and sale (the "Initial Closing") of the Initial Lease Group, as provided for in this Agreement, will occur on or before April 15, 2008.

(c)           Subsequent Closings.  The Closing of the purchase and sale of any Additional Leases ("Additional Lease Group"), as provided for in this Agreement, will occur on one or more dates after April 15, 2008 (each a "Subsequent Closing").  Unless Purchaser rejects any of the Additional Leases in an Additional Lease Group (as defined on Exhibit 2) because of (a) title defects, (b) because the Leases do not comply with the terms of this Agreement as provided in Section 3(a) and otherwise herein, or (c) because Purchaser has a reasonable good faith reason to believe that a Lease will not result in a well capable of producing commercial quantities of hydrocarbons from the Middle Bakken Shale Formation, Purchaser shall deliver to Agent or its designee, within ten (10) business days of receipt of written (i) notice from Agent identifying the Additional Leases proposed to be acquired, including at a minimum the information concerning each such Additional Lease that is referenced on Exhibit 2 hereto, together with reasonable title information and notice of any material issues or defects in title as to any of the Additional Leases included in the Additional Lease Group which are known to the Agent and (ii) evidence that each Additional Lease to be acquired as part of a proposed Additional Lease Group complies with the provisions of this Agreement, funds at a Subsequent Closing sufficient to purchase the Additional Lease Group submitted by Purchaser for a Subsequent Closing, which when paid shall be deemed the Lease Group Purchase Price under this Agreement for any and all Additional Leases in the Additional Lease Group; provided, however, that in no event will a Subsequent Closing occur if the total Lease Group Purchase Price of Additional Leases in an Additional Lease Group to be acquired at any Subsequent Closing is less than Five Hundred Thousand and No/100ths Dollars ($500,000.00), unless otherwise agreed to in advance in writing with Purchaser, and in no event shall the funds paid by Purchaser for Additional Lease Groups exceed, in the aggregate, Three Million Dollars ($3,000,000.00).

(d)           Agent's Closing and other Obligations.  Subject to the terms and on the conditions of this Agreement and Applicable Law, Agent will have authority for and on behalf of Purchaser to negotiate and execute all necessary, required and proper documentation to effect the purchase of a Lease prior to any Closing, including any and all documentation necessary, required and appropriate to effect the transfer to Purchaser of the Leases at a Closing.  Agent will cause the seller of such Leases to deliver to the Purchaser, within thirty (30) days of a Closing, an original, executed and acknowledged Assignment of Oil, Gas and Mineral Leases for each county where any properties covered by any Lease is located, in each instance in form and substance satisfactory to Agent and Purchaser (the "Assignments").

(e)           The Purchaser's Closing Obligations.  At each Closing, the Purchaser will deliver or cause to be delivered to the Agent or its designee:

(i)           the Lease Group Purchase Price by wire transfer to an account specified by Agent in writing to Purchaser at least one (1) business day prior to the Closing; and

(ii)           the Assignments duly executed by Purchaser as assignee.

(f)           The Agent's Additional Closing Obligations.  At each Closing, the Agent will pay, deliver or cause to be delivered to the Purchaser or its designee the following:

(i)           as consideration for Purchaser funding the payment of the Lease Group Purchase Price, Agent shall pay to Purchaser at the Closing a sum equal to one-half of one percent (0.50%) of the Lease Group Purchase Price (the "Fee") that is to be paid by Purchaser at the Closing.  Agent shall pay the Fee to Purchaser at Closing by wire transfer of immediately available funds to an account to be specified by Purchaser to Agent at least one (1) business day prior to the Closing; and

(ii)           copies of the executed Assignments for each Lease being so acquired by Purchaser duly executed and acknowledged by all of the assignors of such Leases.

(g)           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Transferred Interests in accordance with and as provided by Section 1060 of the Code and in accordance with the actual cost(s) paid for such Leases as evidenced by the applicable purchase documentation.

4.           Representations and Warranties.

(a)           Representations and Warranties of the Agent.  Agent hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the date of each Closing that:

(i)           Organization and Good Standing.  Agent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and Agent has all requisite corporate or similar power and authority to own, lease and operate its properties and is duly qualified and licensed and possesses all respective licenses, franchises, permits and other governmental authorizations to carry on its businesses as they are now being conducted.

(ii)           Authorization of Agreement.  Agent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Agent and consummation by Agent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Agent and no other corporate proceedings on the part of Agent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Agent and (assuming due authorization, execution and delivery hereof by Purchaser) constitutes a legal, valid and binding obligation of Agent, enforceable against Agent in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Applicable Laws affecting creditor's rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(iii)           Approvals.  The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Agent to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other third party (collectively, the "Approvals") in order to consummate the transactions contemplated by this Agreement, other than as follows:

(w)           those Approvals which are expressly required under the terms of the Leases;

(x)           dissemination of a press release as required pursuant to the American Stock Exchange listed company rules;

(y)           filing of a Form 8-K report with the Securities and Exchange Commission (the "SEC") upon execution of this Agreement including a copy of this Agreement and describing the material provisions hereof; and

(z)           filing of one or more Form 8-K reports with the SEC from time to time following execution of this Agreement when and if Agent exercises an Agent Option and the exercise is determined by Agent’s counsel to constitute a material event requiring disclosure on a Form 8-K.

(iv)           No Violation.  The execution and delivery by Agent of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause an event of default or a default (or an event that with notice, lapse of time or otherwise would become an event of default or a default) under, (i) any Applicable Law or (ii) the Certificate of Incorporation or Bylaws of or (b) conflict with, result in any violation or breach of, or cause an event of default or a default (or an event that with notice, lapse of time or otherwise would become an event of default or a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the Leases or related Oil and Gas Interests covered thereby pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Agent is a party or by which it or its properties or assets is bound.

(v)           Leases.  Agent will perform the same level of due diligence on the Leases that Agent would perform if it were purchasing such Leases entirely for Agent's own account and will only purchase Leases that Agent would purchase if it were providing 100% of the funds for such purchase.  Agent, promptly upon request, will provide to Purchaser before any Closing a true and correct copy of each Lease and will provide Purchaser access to all title and other land associated data related to the Leases and the Oil & Gas Interests underlying the Leases.  The Purchase Price for all Leases with respect to the Transferred Interests represents the actual costs paid or to be paid by Agent to acquire the Leases, including broker costs, and includes no mark-up or rebate or other similar payment to be made to Agent.  With respect to each Lease, Agent will use reasonable efforts to ensure that (i) such Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) the seller of such Lease is not in breach or default thereof, nor, to the Knowledge of Agent, has the seller received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by seller or, to the Knowledge of Agent, by any other party thereto or would permit the termination, modification, or acceleration thereof by any other party thereto.  Except for this Agreement and certain agreement(s) as hereafter listed on Exhibit 5 attached hereto, neither the Agent nor, to the Knowledge of Agent, the seller of such Lease has granted any Person any rights under the Leases, including, without limitation, any overriding royalty, net profits or other interests in the Leases or the related Oil and Gas Interests.  Agent has no Knowledge of any claims, actions, suits, charges, investigations or proceedings (including any proceedings in arbitration) pending or threatened against the seller of such Lease that would challenge any of the Leases or affect any rights granted to the seller under the Leases or the underlying Oil and Gas Interests.  Except as described on Exhibit 5, there are no joint operating agreements with respect to the Leases or any of the Oil and Gas Interests represented by the Leases.  Agent, promptly upon request, shall provide to Purchaser true and correct copies of each such joint operating agreement.

(vi)           Environmental Matters.  Agent has no Knowledge of any existing, pending or threatened action, suit, investigation, inquiry, proceeding, claim, litigation, dispute or review (each, an "Action") by any third party, including any Governmental Authority, under any Environmental Law related to the Leases or the underlying Oil & Gas Interests.  The Agent has no Knowledge of any past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any matter or material that could form the basis of any Claim or Liabilities against Purchaser as purchaser of the Leases under any Environmental Law, or against any Person whose liability for any claim or Liabilities under any Environmental Law Purchaser may retain or assume either contractually or by operation of law through the purchase of the Leases.

(vii)           Notice of Material Change.  If, at any time during the term of this Agreement, Agent discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide immediate written notification to Purchaser of such fact, omission, event, or change of circumstance, and the facts related thereto.

(viii)           Brokers.  Agent shall be responsible for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement (including the agency relationship described above) based upon arrangements made by or on behalf of Agent. Specifically, Agent shall be responsible for paying FIG Partners, LLC a fee equal to three-quarters of one percent (0.75%) of the principal investment made by Purchaser for arranging and brokering this Agreement.

(b)           Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Agent as of the date of this Agreement and as of the date of each Closing that:

(i)           Organization and Good Standing.  Purchaser is a limited liability company organized and in good standing under the Laws of the State of Delaware, and has all requisite authority to carry on its business as currently conducted and Purchaser is duly qualified and licensed and possesses all respective licenses, franchises, permits and other governmental authorizations to carry on its businesses as they are now being conducted.

(ii)           Authorization of Agreement.  Purchaser has all requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery hereof by Agent) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor's rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(iii)           No Violation.  The execution and delivery by Purchaser of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause an event of default or a default (or an event that with notice, lapse of time or otherwise would become an event of default or a default) under, (i) any Applicable Law or (ii) the certificate of formation or limited liability company agreement of Purchaser or (b) conflict with, result in any violation or breach of, or cause an event of default or a default (or an event that with notice, lapse of time or otherwise would become an event of default or a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Purchaser is a party or by which it or its properties or assets is bound.

(iv)           Notice of Material Change.  If, at any time during the term of this Agreement, Purchaser discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide immediate written notification to Agent of such fact, omission, event, or change of circumstance, and the facts related thereto.

(v)           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

(c)           Survival.  The representation and warranties of the Agent in Section 4(a), other than those in Sections 4(a) (v) and (vi), and the representations and warranties of the Purchaser in Section 4(b) shall survive the Closing for a period of two (2) years.  The representations and warranties of Agent in Sections 4(a) (v) and (vi) shall survive for a period of sixty months.

5.           Post-Closing Covenants.

(a)           Agent's Right to Purchase.

(i)           Initial Agent Option.  Subject to the obligation of Agent as the result of a Change of Control, as that term is defined below, occurring to Agent requiring it to immediately buy from Purchaser all of the Leases acquired by Purchaser prior to that time, as provided for in Section 5(c), below, on or before the One Hundred Fifty (150) days following the date of Closing of Purchaser's purchase of any Lease Group ("Initial Agent Option Period"), Agent shall have the option, but not be obligated, to buy one hundred percent (100%) of the Transferred Interests related to all, but not less than all, of the Leases in a Lease Group (i.e., either the Initial Lease Group, or any Additional Lease Group, as the case may be) from Purchaser (each, an "Agent Option") at a cost equal to one hundred ten percent (110%) of the amount paid by Purchaser for such Lease Group at the time of Closing pursuant to which Purchaser purchased such Lease Group as evidenced on Exhibit 1 or Exhibit 2, as the case may be. If Agent elects to exercise its Agent Option during the Initial Agent Option Period, Agent shall deliver to Purchaser:

(A)           one hundred percent (100%) of the amount paid by Purchaser for the Leases in the Lease Group(s) at the time of Closing (the "Base Option Price") no later than fifteen (15) days following written notice to Purchaser of its election, in immediately available federal funds by wire transfer to an account Purchaser designates to Agent; and

(B)           ten percent (10%) of the amount paid by Purchaser for the Leases in the Lease Group(s) at the time of Closing on the first business day following expiration of the Initial Agent Option Period, in fully-paid and non—assessable shares of Agent’s common stock to be valued at a twenty percent (20%) discount to the lesser of the following (the 20% discount to be valued on the following basis being the "Initial Agent Option Premium"):

 (I)           the volume weighted average price (as reported by Bloomberg) (the "VWAP") for the thirty (30) trading days immediately prior to the Initial Closing; or

(II)           the VWAP for the final (30) trading days during the Initial Option Period.

Promptly upon receipt of the Base Option Price, Purchaser and Agent will execute and deliver an Assignment of Oil, Gas and Mineral Leases for the Transferred Interests covered by the applicable Leases in substantially the same form attached hereto as Exhibit 6 (one for each of the counties covered by the applicable Leases) ("Purchaser's Assignments"), except that Purchaser will retain a one percent (1%) of 8/8ths overriding royalty interest in any Leases in a Lease Group so purchased by Agent during the Initial Agent Option Period, proportionately reduced to the interest covered by such Leases.

(ii)           Extended Agent Option.  In the event Agent has not exercised the Agent Option by the last day of the Initial Agent Option Period for a particular Lease Group then, and in such event, Agent shall have the right, but not be obligated, to extend the respective Initial Agent Option Period for each Lease Group so purchased prior to the end of the Agency Period until the three hundred sixtieth (360th) day following the Closing Date for that particular Lease Group ("Extended Agent Option Period"), by written notice to be provided by Agent to Purchaser on or before the last day of the Initial Agent Option Period for each of the Lease Groups for which Agent so elects in such notice to obtain the Extended Agent Option Period.  In consideration of the granting by Purchaser of the Extended Agent Option Period for such designated Lease Group(s), on the first business day following expiration of the Initial Agent Option Period, Agent shall pay to Purchaser the sum which is equal to ten percent (10%) of the Lease Group Purchase Price that was paid by Purchaser for each of the Lease Groups that are so timely designated by Agent to be accorded the Extended Agent Option Period ("Extended Option Period Fee").  The Extended Option Period Fee to be paid in such event by Agent to Purchaser shall be in addition to, and cumulative of, the Fee which was paid by Agent to Purchaser at Closing as provided in Section 3(f)(i), above.  Agent shall pay the full amount of the Extended Option Period Fee in fully-paid and non—assessable shares of Agent’s common stock to be valued on the same basis as the Initial Agent Option Premium provided for in Section 5(a)(i)(B) above.

Subject to the obligation of Agent as the result of a Change of Control, as that term is defined below, occurring to Agent requiring it to immediately buy from Purchaser all of the Leases acquired by Purchaser prior to that time, as provided for in Section 5(c), below, in the event Agent timely and properly exercises its right to the Extended Agent Option Period for a particular Lease Group then, and in such event, Agent shall have the continuing option, but not the obligation, during such Extended Agent Option Period to buy one hundred percent (100%) of the Transferred Interests related to any Lease in all, but not less than all, of the Leases in that particular Lease Group from Purchaser at a cost equal to one hundred eleven percent (111%) of the Lease Group Purchase Price (the "Extended Option Period Price") for all of the Transferred Interests in that Lease Group.  If Agent elects to exercise an Extended Agent Option as to a Lease Group during the Extended Agent Option Period, Agent shall deliver to Purchaser:

(A)           the Base Option Price for that Lease Group no later than fifteen (15) days following written notice to Purchaser of its election, in immediately available federal funds by wire transfer to an account Purchaser designates to Agent; and

(B)           eleven percent (11%) of the amount paid by Purchaser for the Leases in that Lease Group at the time of Closing on the first business day following expiration of the Extended Agent Option Period, in fully-paid and non—assessable shares of Agent’s common stock to be valued at a twenty percent (20%) discount to the lesser of the following (the 20% discount to be valued on the following basis being the "Extended Agent Option Premium"):

 (I)           the VWAP for the thirty (30) trading days immediately prior to the Initial Closing; or

(II)           the VWAP for the final (30) trading days during the Extended Option Period.

The Extended Agent Option Premium shall be in addition to, and cumulative of (i) the Fee which was paid by Agent to Purchaser at Closing, as provided in Section 3(f)(i), above, and (ii) the Extended Option Period Fee which was paid by Agent to Purchaser when it exercised its right to obtain the Extended Agent Option Period pursuant to the provisions of this Section 5(a)(ii).  Promptly upon receipt of the Base Option Price, Purchaser and Agent will execute and deliver Purchaser's Assignments for each Lease.  Should Agent so timely exercise its option during the Extended Agent Option Period and purchase the Transferred Interests of Leases in a Lease Group for the Extended Option Period Price, then, and in that event, the overriding royalty to be retained by Purchaser in the Purchaser's Assignments shall be increased to two percent (2.00%) of 8/8ths for all Leases, proportionately reduced to the interest covered by such Leases.

(iii)           One-Time Special Agent Option.  Subject to the obligation of Agent as the result of a Change of Control, as that term is defined below, occurring to Agent requiring it to immediately buy from Purchaser all of the Leases acquired by Purchaser prior to that time, as provided for in Section 5(c), below, at any time during the Initial Agent Option Period or the Extended Agent Option Period, as applicable, Agent shall have a one-time option (i.e., this option shall be exercisable only once during the combined Agency Option Periods, i.e., the Initial Agent Option Period and, to the extent applicable, the Extended Agent Option Period), but shall not be obligated, to buy one hundred percent (100%) of the Transferred Interests related to any one or more of the Leases from Purchaser (the "One-Time Agent Option") at a cost equal to:

(A)           one hundred seventeen and one-half percent (117.5%) of the amount paid by Purchaser for such Lease at the time of Closing pursuant to which Purchaser purchased such Lease as evidenced on Exhibit 1 or Exhibit 2, as the case may be, in the event the One-Time Agent Option is exercised during the Initial Agent Option Period; or

(B)           one hundred eighteen and one-half percent (118.5%) of the amount paid by Purchaser for such Lease at the time of Closing pursuant to which Purchaser purchased such Lease as evidenced on Exhibit 1 or Exhibit 2, as the case may be, in the event the One-Time Agent Option is exercised during the Extended Agent Option Period, if Agent has timely exercised its Extended Agent Option as to such Lease pursuant to this Section, above.

Agent may select specific Leases Agent desires to buy from Purchaser pursuant to the One-Time Agent Option, and shall not be obligated to purchase any Leases other than those specifically selected by Agent; provided, however, that the Agent may not purchase more than thirty-five percent (35%) (inclusive of any Permitted Lease purchased by Agent pursuant to Section 5(a)(iv) below) of all the Leases acquired by Purchaser prior to the time Agent chooses to exercise the One-Time Agent Option; provided, however, that the forgoing limitation inclusive of any Permitted Leases shall be increased to forty percent (40%) of all the Leases in the event that the Purchaser exercises its One-Time Agent Option and purchases additional Permitted Leases subsequent to the exercise of such option pursuant to Section 5(a)(iv) below.  In the event Agent elects to exercise its One-Time Agent Option during the Initial Agent Option Period, Agent shall deliver to Purchaser:

(C)           the Base Option Price no later than fifteen (15) days following written notice to Purchaser of its election, in immediately available federal funds by wire transfer to an account Purchaser designates to Agent; and

(D)           seventeen and one-half percent (17.5%) of the amount paid by Purchaser for the Leases purchased in the One-Time Agent’s Option at the time of Closing on the first business day following expiration of the Initial Agent Option Period, in fully-paid and non—assessable shares of Agent’s common stock to be valued on the same basis as the Initial Agent Option Premium provided for in Section 5(a)(i)(B) above.

In the event Agent elects to exercise its One-Time Agent Option during the Extended Agent Option Period, Agent shall deliver to Purchaser:

(E)           the Base Option Price no later than fifteen (15) days following written notice to Purchaser of its election, in immediately available federal funds by wire transfer to an account Purchaser designates to Agent; and

(F)           eighteen and one-half percent (18.5%) of the amount paid by Purchaser for the Leases purchased in the One-Time Agent’s Option at the time of Closing on the first business day following expiration of the Extended Agent Option Period, in fully-paid and non—assessable shares of Agent’s common stock on the same basis as the Extended Agent Option Premium provided for in Section 5(a)(ii)(B) above.

Promptly upon receipt of the Base Option Price, Purchaser and Agent will execute and deliver Purchaser's Assignments for each Lease, except that Purchaser will retain a one percent (1%) of 8/8ths overriding royalty interest in any Leases purchased by Agent pursuant to the One-Time Agent Option during the Initial Agent Option Period, proportionately reduced to the interest covered by such Leases, and a two percent (2%) of 8/8ths overriding royalty interest in any Leases purchased by Agent pursuant to the One-Time Agent Option during the Initial Agent Option Period, proportionately reduced to the interest covered by such Leases.

(iv)           Purchase of Permitted Leases.  At any time prior to the expiration of any applicable option period specified in this Section 5(a), Agent shall be required to purchase from Purchaser any and all Leases for which the North Dakota Industrial Commission issues a permit to drill a well (a "Permitted Lease") within fifteen (15) business days of receipt of notice by Agent of the issuance of such permit.  Agent shall only be required to purchase the Permitted Leases, and shall not be obligated to purchase any other leases pursuant to this Section 5(a)(iv).  In the event Agent is required to purchase Permitted Lease during the Initial Agent Option Period, Agent shall deliver to Purchaser:

(A)           an amount equal to the Base Option Price no later than fifteen business (15) days following receipt of notice by Agent of the issuance of such permit, in immediately available federal funds by wire transfer to an account Purchaser designates to Agent; and

(B)           seventeen and one-half percent (17.5%) of the amount paid by Purchaser for the Permitted Leases at the time of Closing on the first business day following expiration of the Initial Agent Option Period, in fully-paid and non—assessable shares of Agent’s common stock to be valued on the same basis as the Initial Agent Option Premium provided for in Section 5(a)(i)(B) above.

In the event Agent is required to purchase Permitted Lease during the Extended Agent Option Period, Agent shall deliver to Purchaser:

(C)           an amount equal to the Base Option Price no later than fifteen (15) days following written notice to Purchaser of its election, in immediately available federal funds by wire transfer to an account Purchaser designates to Agent; and

(D)           eighteen and one-half percent (18.5%) of the amount paid by Purchaser for the Permitted Leases at the time of Closing on the first business day following expiration of the Extended Agent Option Period, in fully-paid and non—assessable shares of Agent’s common stock on the same basis as the Extended Agent Option Premium provided for in Section 5(a)(ii)(B) above.

Promptly upon receipt of the amount equal to the Base Option Price, Purchaser and Agent will execute and deliver Purchaser's Assignments for each Permitted Lease, except that Purchaser will retain a one percent (1%) of 8/8ths overriding royalty interest in any Permitted Leases purchased by Agent during the Initial Agent Option Period, proportionately reduced to the interest covered by such Permitted Leases, and a two percent (2%) of 8/8ths overriding royalty interest in any Permitted Leases purchased by Agent during the Initial Agent Option Period, proportionately reduced to the interest covered by such Leases.

(b)           Consents.  Agent is responsible for seeking and obtaining all Approvals in connection with the transfers of the Leases and any other transactions contemplated in this Agreement on or before the expiration of the Initial Agent Option Period, or the Extended Agent Option Period, as applicable, that are referenced in 5(a), above.  Agent will make all filings for any Approvals as soon as practicable following the Closing or identification of any Leases, but in any event in compliance with Applicable Law and consistent with reasonable commercial practices, and will promptly provide Purchaser with copies of all such Approvals.

(c)           Change in Control of the Agent.

(i)           Agent shall purchase from the Purchaser for cash, in immediately available federal funds, all right, title and interest in and to all of the Leases, which the Purchaser has purchased immediately prior to the earliest to occur of the following:

(A)           The consummation of a transaction resulting in a Change in Control of the Agent (as defined in Section 5(c)(ii) below);

(B)           The expiration of the Initial Agent Option Period if the Agent has executed a definitive agreement providing for a Change in Control of the Agent and does not exercise its right to enter into the Extended Agent Option Period for each Lease Group; or

(C)           The expiration of the Extended Agent Option Period if the Agent has executed a definitive agreement providing for a Change in Control of the Agent;

provided, however, that any document to which the Agent is a party that provides for a Change in Control shall state, as a condition precedent to such Chang in Control, Agent’s obligation to purchase from the Purchaser all of the Leases pursuant to this Section 5(c)(i).  If the Change of Control occurs to the Agent during the Initial Agent Option Period, then, and in such event, Agent shall purchase all such Leases from Purchaser at the Option Price with Purchaser to retain one percent (1%) of 8/8ths overriding royalty interests in all of the Leases so assigned to Agent and to otherwise acquire all of such Leases in such event in the same manner that it is entitled to purchase Leases from Purchaser during that Initial Agent Option Period, except that the premium applied in such instance shall be the lessor of:

 (D)           the VWAP for the thirty (30) trading days immediately prior to the Initial Closing; or

(E)           the VWAP for the (30) trading days immediately prior to consummation of the Change in Control.

On the other hand, if the Change of Control shall occur to the Agent during the Extended Agent Option Period, then, and in such event, Agent shall purchase from Purchaser all Leases all such Leases from Purchaser at the Extended Option Period Price with Purchaser to retain two percent (2.00%) of 8/8ths for all Leases so assigned to Agent and to otherwise acquire all of such Leases in such event in the same manner that it is entitled to purchase Leases from Purchaser during the Extended Agent Option Period, except that the premium applied in such instance shall be computed pursuant to the provisions of Section 5(a)(i)(B), above.

(ii)           For purposes of this Agreement, the term "Change in Control" means:

(v)           The acquisition by any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) of "beneficial ownership" (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Agent representing forty percent (40%) or more of either the then outstanding common stock of the Agent or the combined voting power of the Agent's then outstanding voting securities entitled to vote generally in the election of Directors; or

(w)           The individuals who as of the date hereof constitute the Board of Directors of the Agent cease for any reason to constitute a majority of the Agent's Directors then serving; or

(x)           Consummation of any merger, consolidation or liquidation of the Agent in which the Agent is not the continuing or surviving company or pursuant to which Agent’s capital stock would be converted into cash, securities of another company or other property, other than a merger of the Agent in which the holders of the shares of Agent’s capital stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger; or

(y)           The shareholders of the Agent approve any plan or proposal for the liquidation or dissolution of the Agent; or

(z)           Substantially all of the assets of the Agent are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code) in which the Agent is a member at the time of such sale or transfer.

(d)           Specific Performance.  Each of the Parties hereto agrees that irreparable Damages would occur in the event any of the provisions of this Article 5 are not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof in addition to any other remedies under Applicable Law or in equity.

(e)           Notice of Certain Events.  Purchaser agrees to forward to Agent any and all notifications, announcements or documentation that in any way whatsover affects the Leases or the Oil and Gas Interests covered by such Leases (including, but not limited to, any authorization for expenditure (AFE) or similar notification) promptly following Purchaser’s receipt or first Knowledge of such notifications, announcements or documentation.

(f)           Registration of Common Stock.  Agent shall ensure that any and all shares of common stock issued to Purchaser pursuant to the provisions of this Section 5 (the "Shares") are registered for resale with the SEC pursuant to an effective registration statement not later than ninety (90) days following the date of issuance (the "Registration Period").  In the event that any of the Shares are not registered for resale with the SEC pursuant to an effective registration statement within the Registration Period, then Agent shall pay to Purchaser a penalty equal to one and one-half percent (1.5%) of the value of the premium for which such Shares were issued at the beginning of each successive thirty (30) day period following the end of the Registration Period, to be paid in immediately available federal funds by wire transfer to an account Purchaser designates to Agent at such time.

(g)           Survival.  The covenants, including, without limitation, those set forth in this Section 5, and all other obligations of either Party under this Agreement, shall survive closing for a period of eight (8) years unless a shorter survival period is expressly stated elsewhere herein.

6.           Indemnification.

(a)           Indemnification by the Agent.  The Agent will indemnify and hold harmless the Purchaser, and will pay to the Purchaser the amount of any Damages arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by the Agent in this Agreement, (ii) any breach by the Agent of any covenant or other obligation of Agent in this Agreement, (iii) any Liabilities of Agent, including, without limitation any Lease Payments or other Liabilities of Agent, whether arising in contract or tort, to any lessor under the Leases for all periods prior to the expiration of the applicable Agent Option(s) for such Leases, i.e., the Initial Agent Option, or the Extended Agent Option, as the case may be, or (iv) any claim, suit, proceeding (including, without limitation, any arbitration and any audit by any taxing authority), cause of action or allegation (collectively, a "Claim") based on, relating to or arising from the grossly negligent, fraudulent or willful misconduct of Agent.

(b)           Indemnification by the Purchaser.  The Purchaser will indemnify and hold harmless the Agent, and will pay to the Agent the amount of any Damages arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by Purchaser in this Agreement~~,~~ (ii) any breach by Purchaser of any covenant or other obligation of Purchaser in this Agreement, (iii) any Liabilities of Purchaser, including, without limitation any Lease Payments or other Liabilities of Purchaser, whether arising in contract or tort, to any lessor under the Leases for all periods subsequent to the expiration of the applicable Agent Option(s) for such Leases, i.e., the Initial Agent Option, or the Extended Agent Option, as the case may be, or (iv) any claim, suit, proceeding (including, without limitation, any arbitration and any audit by any taxing authority), cause of action or allegation (collectively, a "Claim") based on, relating to or arising from the grossly negligent, fraudulent or willful misconduct of Purchaser.

(c)           Limitations.  No claims for breaches of representations and warranties may be brought after the time limitation set forth in Section 4(c); provided, however, that nothing herein shall impair, in any way, a Party's pursuit of such a claim that is brought prior to the expiration of the time limitation set forth in Section 4(c) above but is not finally resolved until after the expiration of such time limitation.

(d)           Procedure.  A claim for indemnification for any matter brought or threatened to be brought by a third party may be asserted by written notice to the Party from whom indemnification is sought within the time periods set forth in Section 4(c).

(e)           Attorneys Fees and Costs.  The substantially prevailing Party in any dispute under this Agreement, including, without limitation, any disputes under this Section or Section 5, shall be entitled to recover from the other Party reasonable expenses, attorneys' fees and costs.

7.           Miscellaneous.

(a)           Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(b)           Fees and Expenses.  Each of the Parties will bear its own fees, costs and expenses (including, without limitation, any attorneys' or accountants' fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(c)           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e)           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns.

(f)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement shall be effective upon the exchange, by facsimile or otherwise, of executed signature pages.

(g)           Mandatory Press Releases.  Anything in the separate confidentiality agreement which has previously been executed and entered into by the Agent and Purchaser to the contrary notwithstanding, Agent and Purchaser covenant and agree that they shall issue a widely disseminated joint press release with regard to the transactions contemplated hereby within two (2) business days following the Closing in form and substance mutually satisfactory to Agent and Purchaser, except that the Parties expressly covenant and agree that such press release issued pursuant to this Section 7(g) shall contain, at a minimum, the following information with regard to the Lease Groups so acquired by Purchaser:  (i) the total number of acres covered by the Lease Group; (ii) the Counties and States where the Leases are located and (iii) the aggregate purchase price paid by the Purchaser for the Lease Group.

(h)           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Purchaser:                                                                        If to the Agent:

Deephaven MCF Acquisition LLC                                             Northern Oil and Gas, Inc.

C/o Deephaven Capital Management LLC                                315 Manitoba Ave., Suite 200

130 Cheshire Lane, Suite 102                                                       Wayzata, Minnesota  55391

Minnetonka, Minnesota  55305                                                   Telephone:  952-476-9800

Telephone:  952-249-5419                                                              Fax:  952-476-9801

Fax:  952-249-5316                                                                          Attn.:  Michael L. Reger
Attn.:  Dax Atkinson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

(j)           Amendments; Severability.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Agent.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

DEEPHAVEN MCF ACQUISITION LLC,                                                   NORTHERN OIL AND GAS, INC.,
a Delaware limited liability company                                                            a Nevada corporation

By:   Deephaven Capital Management LLC,
         a Delaware limited liability company

Its: Managing Member

By:  /s/ Dax Atkinson                                                                By:  /s/ Michael L. Reger

Name:  Dax Atkinson                                                                Name:  Michael L. Reger

Title:  Assistant Secretary                                                                       Title:  Chief Executive Officer

EXHIBIT 1
TO THAT CERTAIN AGREEMENT
ENTERED INTO AS OF THE 14TH DAY OF APRIL, 2008,
BY AND BETWEEN DEEPHAVEN MCF ACQUISITION LLC
AND
NORTHERN OIL AND GAS, INC.

LIST OF LEASES IN INITIAL LEASE GROUP ACQUIRED
PURSUANT TO THIS AGREEMENT
Lessor	Date	Term	Paid Up (Y/N)	Net Revenue Delivered	Gross Acres	Net Acres	Cost $/Ac	Field landman & legal expense	Total Cost	Funding Date

EXHIBIT 2
TO THAT CERTAIN AGREEMENT
ENTERED INTO AS OF THE 14TH DAY OF APRIL , 2008,
BY AND BETWEEN DEEPHAVEN MCF ACQUISITION LLC
AND
NORTHERN OIL AND GAS, INC.

LIST OF ADDITIONAL LEASES ACQUIRED
PURSUANT TO THIS AGREEMENT

Lessor	Date	Term	Paid Up (Y/N)	Net Revenue Delivered	Gross Acres	Net Acres	Cost $/Ac	Field landman & legal expense	Total Cost	Funding Date

           This Exhibit 2 is acknowledged and agreed to by the parties identified below effective as of ________________, 2008.

DEEPHAVEN MCF ACQUISITION LLC,                                                                   NORTHERN OIL AND GAS, INC.,
a Delaware limited liability company                                                                           a Nevada corporation

By:         Deephaven Capital Management LLC,
         a Delaware limited liability company

Its: Managing Member

By:                                                                By:

Name:                                                                Name:

Title:                                                                Title:

EXHIBIT 3

DEFINITIONS

"Applicable Law" means all federal, state, local and foreign statutes, laws, ordinances, regulations, rulings, orders, decrees, or administrative requirements, including all decisions of courts having the effect of law in each such jurisdiction, applicable to the Agent or the Purchaser or the Leases to be acquired pursuant to this Agreement, adopted or issued, or promulgated by any Governmental Authority having jurisdiction over the Agent, the Purchaser or the Leases.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Court" shall mean any court, tribunal, or judicial or arbitral body of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

"Damages" means any and all losses, damages, Liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, and expert witnesses, sustained or incurred by the applicable Person.

"Environmental Law or Laws" shall mean any and all Federal, state and local Laws, rules and regulations relating to pollution or the protection of the environment, or occupational or human health and safety, including, without limitation, Laws, rules and regulations relating to handling, processing, storage, recycling, emission, discharge, disposal, treatment, transportation, release or threatened release of any substances or constituents which are regulated by, or form the basis of liability under, such Laws, in each case as these laws have been amended or supplemented.

"Good and Marketable Title" shall mean such title that: (i) is deducible of record (from the records of the records of the applicable state land office) or is assignable to a seller out of an interest of record (as so defined) because of the performance by such seller of all operations required to earn an enforceable right to such assignment; (ii) entitles the seller to receive a percentage of Hydrocarbons produced, saved and marketed from such well or property not less than the interest set forth in Exhibit 1; and (iii) obligates seller to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" in Exhibit 1.

"Governmental Authority" means any Federal, state or local governmental, regulatory or administrative authority, agency, bureau or commission or any Court.

"Hydrocarbons" shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

"Knowledge" shall mean, with respect the Agent, the knowledge, after due inquiry, of any officer of Agent or person with primary responsibility for the particular subject matter.

"Lease Group" shall mean those Leases purchased by Purchaser at a particular Closing, as identified on Exhibit 1 in the case of the Initial Lease Group and as identified on Exhibit 2 in the case of the Additional Leases.

"Liabilities" means any and all debts, liabilities, obligations and claims, whether arising in contract or tort, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including without limitation, those arising under any Law, action or governmental order and those arising under any contract, agreement, arrangement, commitment, license, permit or undertaking.

"Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

"Oil and Gas Interests" means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (ii) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.

EXHIBIT 4

ASSIGNMENT OF OIL. GAS AND MINERAL LEASES

STATE OF NORTH DAKOTA                                                                §

§           KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF MOUNTRAIL                                                                §

WHEREAS, DEEPHAVEN MCF ACQUISITION LLC, a Delaware limited liability company, , whose address is 130 Cheshire Lane, Suite 102, Minnetonka, Minnesota, 55305, hereinafter called "Assignor" is the owner and holder of a partial working interest in the Oil, Gas and Mineral Leases as described on Exhibit "A", which is attached hereto and made a part hereof for all purposes ("Leases"); and

WHEREAS, Assignor, subject to the terms and conditions of this Assignment, desires to assign all of its interest in the Leases to NORTHERN OIL AND GAS, INC., a Nevada corporation, hereinafter referred to as "Assignee".

NOW, THEREFORE, Assignor, for and in consideration of the sum of Ten and No/100ths Dollars ($10.00) in hand paid by Assignee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has subject to the agreements and reservations noted below, BARGAINED, SOLD, TRANSFERRED, CONVEYED and ASSIGNED, and by these presents does hereby BARGAIN, SELL, TRANSFER, CONVEY and ASSIGN unto Assignee, all of its working interests in the Leases together with all leasehold and other rights, titles and interest that Assignor has by virtue of said Leases.

This Assignment is made and accepted subject to the following terms, conditions and reservations:

1.	The terms and conditions of the Leases;

2.	The terms and conditions of that certain unrecorded Agreement dated February _____, 2008 between Assignor and Assignee.

Assignor hereby reserves unto itself, its successors and assigns, an overriding royalty interest of _____ percent (___%) of 8/8ths [NOTE:  to be 1% if Agent purchases during the Initial Agent Option Period and 2% if during the Extended Agent Option Period] in all the oil, gas and other minerals produced, saved and sold from each of the oil, gas and mineral leases described in Exhibit "A".  The overriding royalty interest reserved by Assignor shall be applicable and attach to all extensions, renewals, top leases or new leases of any of the Leases acquired by Assignee within a period of six months after the expiration or termination of such lease, provided however, that the overriding royalty interest in any such extension, renewal, top lease or new lease described on Exhibit "A" shall be limited to the lands covered by the Leases.

Under no circumstances shall such overriding royalty interest ever be calculated, determined or paid on a basis in excess of the proceeds on production attributable thereto.  Said overriding royalty interest shall be free and clear of all costs and expenses of drilling or producing, but shall bear proportionately all severance or other similar taxes attributable to the overriding royalty interest and the production therefrom and shall proportionately bear its share of any post production costs of the compression, dehydration, treatment, processing, transportation and marketing necessary to render the oil or gas marketable or deliverable.

The overriding royalty interest may, without the joinder or consent of Assignor, be pooled by the owners of the operating interest in the oil and gas leases, and in event of such pooling, the overriding royalty interest shall be paid only on the proportionate share of production as may be allocated to the oil and gas leases covered by such unit or units.

No obligations, either express of implied shall arise by reason of this assignment, which shall obligate Assignee to keep and maintain any of the oil and gas leases in force and effect either by payment of delay rentals, compensatory royalties or other payments, by the drilling of any well upon the lands covered by said oil and gas leases, or by any other means; it being expressly understood that Assignor is to receive said overriding royalty interest in the oil gas and associated hydrocarbons, if, as and when produced and sold and that oil and gas leases may be released without the consent of the Assignor.

This Assignment, the exceptions and reservations made herein and the provisions of the covenants contained herein shall attach to and run with the Leases and the land covered thereby and shall be binding upon and enure to the benefit of the parties hereto, their respective heirs, successors, legal representatives, executors and assigns.

This Assignment and the Agreements referenced herein contain the entire agreement and understanding between the parties hereto with respect to the Leases.  In the event any term or provision of this Assignment is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining terms of this Assignment.  Further, this Assignment may not be amended, varied or terminated except by written instrument executed by both Assignor and Assignee.

TO HAVE AND TO HOLD, the above described Leases unto the said Assignee, its successors and assigns forever, subject to and in accordance with the terms and the provisions of this Assignment.

Assignor, for the consideration stated herein, does hereby agree to WARRANT and DEFEND the Leases assigned to the Assignee and its successors and assigns against the lawful claims and demands of all persons whomsoever claiming or to claim any part thereof, by, through and under Assignor, but not otherwise.

This Assignment is executed this _____  day of _______________, 200__, which shall be the effective date of this Assignment for all purposes.

ASSIGNOR:

DEEPHAVEN MCF ACQUISITION LLC,
a Delaware limited liability company

By:	Deephaven Capital Management LLC,

a Delaware limited liability company

Its:           Managing Member

By:

Name:

Its:

and

ASSIGNEE:

NORTHERN OIL AND GAS, INC.,
a Nevada corporation

By:

Name:

Its:

STATE OF                                                §
                                                      §
COUNTY OF                                                §

This instrument was acknowledged before me on the _____ day of _______________, 200__, by _____________________, as Manager of DEEPHAVEN CAPITAL MANAGEMENT LLC, a Delaware limited liability company, acting in its capacity as Managing Member of DEEPHAVEN MCF ACQUISITION LLC, a Delaware limited liability company, on behalf of each said limited liability company.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
My Commission Expires:

STATE OF                                                §
                                                      §
COUNTY OF                                                §

This instrument was acknowledged before me on this _____ day of _______________, 200__, by ________________________, as ______________ of NORTHERN OIL AND GAS, INC., a Nevada corporation, on behalf of that corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
My Commission Expires:

EXHIBIT 5

LIST OF AGREEMENTS TO WHICH
LEASES ARE SUBJECT